Exhibit 10.17
THIRD AMENDMENT OF AMENDED AND RESTATED OFFICE LEASE
     THIS THIRD AMENDMENT OF AMENDED AND RESTATED OFFICE LEASE (the “Amendment”) is executed this 31 day of January, 2006, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”), and APRIMO, INCORPORATED, a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     WHEREAS, Landlord (f/k/a Duke-Weeks Realty Limited Partnership), and Genesis Technologies, Inc., as predecessor in interest to Attune, Incorporated, as predecessor in interest to Tenant, entered into a certain lease dated September 21, 1998, as amended by instruments dated November 30, 1998, November 2, 1999, January 25, 2000, April 6, 2000, December 20, 2000, and December 20, 2002, and as amended and restated by that certain Amended and Restated Office Lease dated February 6, 2004, as amended by instruments dated January 10, 2005 and August 23, 2005 (collectively, the “Lease”), whereby Tenant leased from Landlord certain premises consisting of approximately 12,584 rentable square feet of space (the “Initial Premises”), approximately 1,883 rentable square feet of space (the -“Additional Space”) for a total of 14,467 rentable square feet (collectively, the “Original Leased Premises”) and approximately 3,500 rentable square feet of space (the “Temporary Space”) located in an office building commonly known as Five Parkwood, 510 East 96th Street, Suite 300, Indianapolis, Indiana 46240 (the “Building”); and
     WHEREAS, Tenant desires to expand and relocate the Original Leased Premises to approximately 42,399 rentable square feet in another building owned by Landlord (the “Relocated Space”). Commencing upon the Relocated Space Commencement Date (defined below), the Leased Premises shall mean the Relocated Space; and
     WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect the foregoing and other changes to the Lease;
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.
     1. Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein.
     2. Provisions Respecting Termination of the Original Leased Premises and the Temporary Space. Tenant agrees to surrender possession of the Original Leased Premises and the Temporary Space pursuant to the provisions contained in the Lease, including, but not limited to Section 2.03, on or before 11:59 p.m. on the day prior to the Relocated Space Commencement Date, and if Tenant shall so vacate the Original Leased Premises and the Temporary Space, Tenant’s rights and obligations under the Lease with respect to the Original Leased Premises and the Temporary Space shall be terminated and cancelled as of 11:59 p.m. on the day prior to the Relocated Space Commencement Date, except for any accrued but unpaid obligations and such obligations as may survive the expiration or earlier termination of the Lease.
     3. Amendment of Section 1.01. Basic Lease Provisions and Definitions.
          (a) Commencing on the Relocated Space Commencement Date, Section 1.01 of the Lease is hereby amended by incorporating Exhibit A-1, attached hereto and incorporated herein by reference, on which the Relocated Space is depicted. The Relocated Space shall hereinafter be referred to as the “Leased Premises”.
          (b) Commencing on the date (the “Relocated Space Commencement Date”) that Substantial Completion (as defined in Exhibit B-1 attached hereto) of the Relocated Space Improvements (as defined below) occurs, Section 1.01 of the Lease is further amended by deleting subsections A, B, C, D, E, F, H, L and N and substituting the following in lieu thereof:

“A.	Leased Premises (shown outlined on Exhibit A-1 attached hereto); Suite: 400; Floor: 4th; Building Address: Parkwood IX, 900 East 96th Street, Indianapolis, Indiana 46240 (the “Building”);

B.	Rentable Area: approximately 42,399 square feet;

Landlord shall use commercially reasonable standards, consistently applied, in determining the Rentable Area and the rentable area of the Building. The Rentable Area shall include the area within the Leased Premises plus a pro rata portion of the area covered by the common areas within the Building, as reasonably determined by Landlord from time to time. Landlord’s determination of Rentable Area shall be deemed correct for all purposes hereunder.

C.	Building Expense Percentage: 20.71%;

D.	Minimum Annual Rent:

Months 1 - 5 of Year 1	$208,333.35 (5 months)
Months 6 -10 of Year 1	$250,000.00 (5 months)
Months 11 -12 of Year 1	$116,666.66(2 months)
Months 1 - 3 of Year 2	$174,999.99 (3 months)
Months 4- 12 of Year 2	$635,985.00 (9 months)
Years 3 - 4	$869,179.56 per year
Years 5 - 6	$890,379.00 per year
Years 7 - 8	$911,578.56 per year
Years 9 - 10	$932,778.00 per year;
E.	Monthly Rental Installments:

Months 1 - 5*	$41,666.67 per month
Months 6 - 10	$50,000.00 per month
Months 11 - 15	$58,333.33 per month
Months 16 - 24	$70,665.00 per month
Months 25 - 48	$72,431.63 per month
Months 49 - 72	$74,198.25 per month
Months 73 - 96	$75,964.88 per month
Months 97 - 120	$77,731.50 per month;
*For Months 1 – 5 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 25,000 rentable square feet at the per square foot rate of $20.00.
For Months 6 - 10 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 30,000 rentable square feet at the per square foot rate of $20.00.
For Months 11 - 15 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 35,000 rentable square feet at the per square foot rate of $20.00.
For Months 16 – 24 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 42,399 rentable square feet at the per square foot rate of $20.00.
For Months 25 – 48 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 42,399 rentable square feet at the per square foot rate of $20.50.
For Months 49 – 72 of the Lease Term, Tenants Base Rent shall be calculated based upon 42,399 rentable square feet at the per square foot rate of $21.00.
For Months 73 – 96 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 42,399 rentable square feet at the per square foot rate of $21.50.
For Months 97 - 120 of the Lease Term, Tenant’s Base Rent shall be calculated based upon 42399 rentable square feet at the per square foot rate of $22.00.
          F. Term: Through the date which is one hundred twenty (120) consecutive months immediately after the Relocated Space Commencement Date;
          H. Security Deposit: Irrevocable Unconditional Letter of Credit in the amount of Five Hundred Thousand Dollars ($500,000.00), subject to reduction and in the form as provided in Article 4 of the Lease;

L.	Address for payments and notices as follows:

Landlord:	Duke Realty Limited Partnership
Attn.: Property Management
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Tenant:	Aprimo, Incorporated
900 East 96th Street, Suite 400
Indianapolis, IN 46240

Address for rental and other payments:

Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, IL 60675-3205;
N.	Landlord’s Share of Expenses: $5.85 per rentable square foot of the Leased Premises;

O.	Target Relocated Space Commencement Date: May 1, 2006;”
          4. Amendment of Section 2.02. Construction of Tenant Improvements. Section 2.02 of the Lease is hereby amended by incorporating the following:
      “Tenant will personally inspect the Relocated Space and accept the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct in a good and workmanlike manner all leasehold improvements to the Relocated Space (collectively, the “Relocated Space Improvements”) in accordance with Exhibit B-1 attached hereto and incorporated herein by reference.”
          5. Amendment of Section 3.02.F. Maximum Increase in Operating Expenses. Commencing on the Relocated Space Commencement Date, subsection (b) of Section 3.02.F. of the Lease shall be deleted and the following shall be substituted in lieu thereof:

“(b)	Controllable Expenses. Tenant’s obligation to pay all other Building Operating Expenses which are not Uncontrollable Expenses (herein “Controllable Expenses”) shall be limited to a five percent (5%) per annum increase over the amount the Controllable Expenses for the immediately preceding calendar year would have been had the Controllable Expenses increased at the rate of five percent (5%) in all previous calendar years beginning with the actual Controllable Expenses for the year ending December 31,2006; provided, however, that Controllable Expenses shall not increase by more than ten percent(10%) for any calendar year.”
          6. Amendment of Section 4. Security Deposit. Section 4 of the Lease is hereby deleted and the following is substituted in lieu thereof:
          Tenant shall, upon Tenant’s execution of this Amendment, provide to Landlord an irrevocable unconditional letter of credit (the “New Letter of Credit”) in the form attached hereto as Exhibit D-1 as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease (such New Letter of Credit shall also be referred to as “Security Deposit” herein). The New Letter of Credit shall be (i) issued by Silicon Valley Bank for so long as Silicon Valley Bank maintains a net worth of not less than Five Hundred Fifty Million Dollars ($550,000,000.00), and (ii) in the amount of Five Hundred Thousand Dollars ($500,000.00). If, during the term of the New Letter of Credit, Silicon Valley Bank’s net worth reduces to an amount below $500,000,000.00, then, within fifteen (15) business days of Landlord’s written request. Tenant shall cause the New Letter of Credit to be reissued by another bank having a net worth of not less than One Billion Dollars ($ 1,000,000,000.00). In the event Tenant does not deliver the New Letter of Credit to Landlord upon Tenant’s execution of this Amendment, this Amendment shall be null and void and of no further force and effect; provided, however, that Landlord shall be entitled to draw upon the original $75,000.00 letter of credit (the “Original Letter of Credit”) that Tenant previously provided to Landlord under the Lease in order to satisfy any sums incurred by Landlord in connection with the Relocated Space Improvements, which right shall survive the termination of this Amendment In the event of a default by Tenant, Landlord may, at its option, draw upon the New Letter of Credit and apply all or any part thereof to pay rent or to cure any such default; and if Landlord does so, Tenant shall, upon request, deposit with Landlord the amount so applied so that Landlord will have on hand at all times during the Lease Term the full amount of the New Letter of Credit as set forth hereinabove. Such New Letter of Credit shall be renewed on an annual basis and shall not expire less than ninety (90) days after the expiration or earlier termination of this Lease. If Tenant has not renewed the New Letter of Credit at least thirty (30) days prior to the expiration date thereof, Landlord may draw upon the New Letter of Credit if same is not renewed and hold the cash proceeds in lieu thereof. In the event of a transfer of title to the Building, Landlord shall simultaneously transfer the New Letter of Credit to such transferee and any fee for such transfer shall be paid by Landlord. All sums held by Landlord pursuant to this Article 4 shall be without interest. Landlord hereby agrees to return to Tenant the Original Letter of Credit after Landlord receives the New Letter of Credit in the amount of $500,000.00. Notwithstanding the foregoing and provided Tenant has not previously been in default, the amount of the New Letter of Credit may be reduced to the amount of $300,000.00 on the earlier to occur of: (i) the date that is within thirty (30) days of the date that Tenant meets the following criteria: (a) Tenant demonstrates profitability as defined by a positive net income (based on Tenants audited financial statements supplied by Tenant and prepared in conformity with generally accepted accounting principles, consistently applied) during each year over a two (2) consecutive calendar year period, and (b) Tenant’s combined net income over such two (2) consecutive calendar year period is equal to or greater than $2,000,000.00, or (ii) on the first (1st) day of the sixty-first (61st) month following the Relocated Space Commencement Date. Once the New Letter of Credit has been reduced to the amount of $300,000.00, the amount of the New Letter of Credit shall remain at $300,000.00 for the remainder of the Lease Term. Notwithstanding anything contained herein to the contrary, Tenant may amend the Original Letter of Credit in lieu of causing the New Letter of Credit to be issued so long as such amended Original Letter of Credit complies with the provisions set forth in this Section 4 for the New Letter of Credit. If Tenant causes such Original Letter of Credit to be amended as provided herein, such Original Letter of Credit, as so amended, shall be referred to in this Lease and mean the New Letter of Credit
          7. Amendment of Section 9.02. Tenant’s Insurance. Commencing on the Relocated Space Commencement Date, Subsection (b) of Section 9.02 of the Lease is hereby deleted and the following is substituted in lieu thereof:
      “Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $3,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.”
          8. Amendment of Article 11. Assignment and Sublease. Commencing on the Relocated Space Commencement Date, Article 11 of the Lease is hereby amended by incorporating the following:
      “Notwithstanding anything contained in this Lease to the contrary, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market if such transaction includes, directly or indirectly, an assignment of this Lease to an affiliated company pursuant to clause (a) or (b) above, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). Landlord acknowledges and agrees that neither the foregoing provisions nor any other provision in this Lease shall require Tenant to obtain the consent or provide written notice to Landlord in the event that Tenant is effecting a public offering of Tenant’s shares in a transaction which does not involve the sublet or assignment of this Lease. Any assignment or sublet under the foregoing clauses (a) through (c) shall not be subject to the requirement that Tenant pay to Landlord the sum of two percent (2%) of the gross rental value of the sublet or assignment For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Article 11 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Article 11 above.”
          9. Amendment of Section 16.12. Reserved Parking. Commencing on the Relocated Space Commencement Date, Section 16.12 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.
          10. Amendment of Section 16.13. Option to Terminate. Section 16.13 of the Lease is hereby deleted and the following is substituted in lieu thereof:
      “Provided that (a) at least 80% of the capital stock and/or all or substantially all of the assets of Tenant are acquired by a third party that is not presently an Affiliate (as defined below) of Tenant and Tenant notifies Landlord in writing of such acquisition by said third party at least thirty (30) days after the closing of such acquisition, (b) Tenant originally named herein or its Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, (c) the forty-eighth (48*) month of the initial Lease Term has not elapsed, and (d) Tenant is not in Default hereunder, Tenant shall have the right to terminate this Lease effective at the end of the twelfth (12th) month after Tenant timely notifies Landlord in writing of its intention to terminate the Lease (the “Termination Date”). Such right shall be exercised by (i) Tenant’s giving written notice to Landlord of its intention to terminate at least twelve (12) months prior to the effective date of such termination (“Tenant’s Notice”), and (ii) Tenant’s payment to Landlord of an amount equal to the sum of One Million Eight Hundred Seven Thousand, One Hundred Seventy Dollars and Twenty-five Cents ($ 1,807,170.25) plus the Minimum Annual Rent and Additional Rent for the Leased Premises and any expansion thereto for the period of time from the day immediately after the Termination Date through the end of the sixtieth (60th) month of the initial Lease Term (the “Termination Payment”). A portion of the Termination Payment consisting of One Million Dollars ($1,000,000.00) (the “Initial Payment”) shall accompany Tenant’s Notice and Tenant shall pay the remainder of the Termination Payment (the “Remainder Payment”) to Landlord thirty (30) days prior to the Termination Date. Such payment is made in consideration for Landlord’s grant of this option to terminate, to compensate Landlord for rental and other concessions given to Tenant, and for other good and valuable consideration. The Termination Payment shall not in any manner affect Tenant’s obligations to pay Minimum Annual Rent and Additional Rent or to perform its obligations under the Lease up to and including the Termination Date. Failure to timely and properly exercise this option shall forever waive and extinguish it. If such option is validly exercised, then upon the Termination Date, Tenant shall surrender the Leased Premises to Landlord in accordance with the terms of this Lease and each party shall be released from further liability hereunder, provided, however, that such termination shall not affect any right or obligation arising prior to termination or which survives termination of the Lease. Notwithstanding anything contained in this Lease to the contrary, if Tenant exercises its Refusal Option (defined below) prior to the Termination Date and Tenant exercises its option to terminate, the Initial Payment shall be paid to Landlord in the manner and in the amount described above and the Remainder Payment shall be paid in the manner described above except that the Termination Payment shall be comprised of the sum of One Million Eight Hundred Seven Thousand, One Hundred Seventy Dollars and Twenty-five Cents ($1,807,170.25), plus (i) nine (9) months of Base Rent for the Refusal Space at the rate of $ 21.00 per square foot, (ii) nine (9) months of Additional Rent for the Refusal Space, (iii) the unamortized portion of Landlord’s costs resulting from Tenant’s exercise of its Refusal Option which costs shall include, but not be limited to, the costs of unamortized tenant improvements and leasing commissions paid by Landlord to the brokers identified in paragraph 13 of this Amendment, and (iv) the amount of the Minimum Annual Rent and Additional Rent for the Leased Premises and the Refusal Space for the period of time from the day immediately after the Termination Date through the end of the sixtieth (60*) month of the initial Lease Term. If Tenant does not pay either the Initial Payment or the Remainder Payment when due, Landlord shall have the option to: (i) declare a default and draw upon the New Letter of Credit up to the full amount of the New Letter of Credit and exercise any and all of its default remedies available under the Lease, including but not limited to Section 13.02, for any amounts due to Landlord in excess of the amount of the New Letter of Credit, or (ii) terminate this option, which right shall be forever waived and extinguished, and the Lease (including this Amendment) shall remain in full force and effect; provided, however, that if Landlord exercises its right in this clause (ii) that Tenant shall be credited with the amount of the Initial Payment, if any, actually paid..

      For purposes of this Section 16.13 and Section 16.15, the term Affiliate shall mean a corporation, company, partnership, joint venture or other entity which directly or indirectly controls, is controlled by or under common control with Tenant (or bona fide offeror as used in Section 16.15 below). For the purposes of this Section 16.13 only, “control” shall mean (A) the direct or indirect ownership or control of fifty percent (50%) or more of (i) the stock (or other securities or voting rights) having the right to vote for directors or other governing authority thereof or (ii) any other form ownership interests if not a corporation or (B) the ability to otherwise control the management thereof or (C) in any country where the local law shall not permit foreign equity participation of fifty percent (50%) or more, then the direct or indirect ownership or control of the maximum percentage of such outstanding stock or voting rights permitted by local law.
          11. Amendment of Section 16.14. Temporary Space. The first sentence of Section 16.14 of the Lease, as incorporated by Paragraph 2 of the Second Amendment of Amended and Restated Office Lease, is hereby amended to change “February 28, 2006” to be “the day prior to the Relocated Space Commencement Date”.
          12. Amendment of Article 16. Article 16 of the Lease is hereby amended by adding the following additional sections:
      “Section 16.15. On-going Right of First Refusal.
      (a) Provided that (i) no default has occurred and is then continuing, (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, and (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, and subject to any rights of other tenants to the Refusal Space (as defined herein) and Landlord’s right to renew or extend the lease term of any other tenant with respect to the portion of the Refusal Space now or hereafter leased by such other tenant, Tenant shall have an on-going right of first refusal (“Refusal Option”) to lease an additional 10,000 square feet of space on the third (3rd) floor of the Building located contiguous to the Leased Premises as shown crosshatched on the attached Exhibit I (“Refusal Space”). Prior to entering into any lease that includes all or any portion of the Refusal Space, Landlord shall notify Tenant in writing (“Landlord’s Notice”) of Landlord’s receipt of an arms-length offer to lease such space that Landlord is willing to accept from a bona fide third party offeror (“Bona Fide Offer”) and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. If the Bona Fide Offer includes space in the Building in addition to the Refusal Space, then the Refusal Space shall be deemed to include, and this Refusal Option shall be deemed to apply to, all of the space included in the Bona Fide Offer. Tenant shall have eight (8) business days after Tenant receives Landlord’s Notice in which to notify Landlord in writing of its election to lease the Refusal Space upon the terms set forth in Landlord’s Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived this Refusal Option, and Landlord shall be, free to lease the Refusal Space to the bona fide offeror or any of its Affiliates (“Refusal Space Tenant”). Landlord agrees to make commercially reasonable efforts to maintain relocation rights in existing leases for the Refusal Space in the event that Tenant then or in the future desires to exercise its rights under this Section 16.15 with respect to any unleased portion of the Refusal Space. The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions as are set forth in the Bona Fide Offer and herein.
      (b) If Tenant shall exercise the Refusal Option, the parties shall enter into an amendment to this Lease adding the Refusal Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to enter into such amendment within ten (10) business days following Tenant’s exercise of the Refusal Option, then Landlord shall thereafter be free to lease the Refusal Space to the Refusal Space Tenant. If Landlord does not enter into a lease with the Refusal Space Tenant under substantially similar terms and conditions as contained in the Bona Fide Offer within one hundred twenty (120) days after Tenant declines or fails to exercise this Refusal Option, or if Landlord desires to materially alter or modify the terms and conditions of the Bona Fide Offer, Landlord shall be required to present the altered or modified Bona Fide Offer to Tenant pursuant to this Refusal Option, in the same manner that the original Bona Fide Offer was submitted to Tenant. Tenant’s Refusal Option shall be a continuing Refusal Option, upon the terms contained herein, in the event the Refusal Space shall be available for lease thereafter.

      Section 16.16. Option to Extend.
      (a) Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing, (ii) the creditworthiness of Tenant is then reasonably acceptably to Landlord, and (iii) Tenant originally named herein or its Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, Tenant shall have one (1) option to extend the Lease Term for one (1) additional period of five (5) years (the “Extension Term”). The Extension Term shall be upon the same terms and conditions contained in the Lease except (x) Tenant shall not have any further option to extend, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth herein (“Rent Adjustment”). Tenant shall exercise such option by delivering to Landlord, no later than nine (9) months prior to the expiration of the current Lease Term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to properly exercise such option shall be deemed a waiver of such option. If Tenant properly exercises its option to extend, Landlord shall notify Tenant of the Rent Adjustment no later than ninety (90) days prior to the commencement of the Extension Term. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within fifteen (15) business days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenants acceptance (or deemed acceptance) of the Rent Adjustment.
      (b) Rent Adjustment. The Minimum Annual Rent for the Extension Term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewing tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings owned by Landlord in the vicinity of the Building; provided, however, that in no event shall the Minimum Annual Rent during the Extension Term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.
      Section 16.17. Moving Allowance. For and in consideration of Tenant leasing the Relocated Space for a term often (10) years and provided Tenant is not in default hereunder, Landlord shall pay to Tenant a moving allowance in an amount not to exceed Eighty Thousand Dollars ($80,000.00) (the “Moving Allowance”) payable within thirty (30) days of the Relocated Space Commencement Date.
      Section 16.18. Parking. Tenant shall be entitled to the non-exclusive use of the parking spaces designated for the Building by Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the vicinity of the Building. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

      Section 16.19. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.19. Landlord hereby grants to Tenant or its Permitted Transferees the exclusive right, at Tenant’s sole cost and expense, to erect an exterior, backlit sign identifying Tenant’s business upon the exterior of the west-facing side of the Building (the “Sign”) provided that (i) Tenant is not in monetary default hereunder at any time during the Lease Term (in which case Landlord may remove the Sign at Tenant’s expense), (ii) Tenant or its Permitted Transferees remains in possession of and has been continuously operating in at least fifty-five percent (55%) of the Leased Premises for the Lease Term, (iii) Tenant, at Tenants cost, is successful in obtaining a variance from the City of Carmel to permit Tenant to erect the Sign on the exterior of the west-facing side of the Building, and (iv) Tenant complies with all zoning and other municipal and county regulations. The location, style and size of the Sign shall be subject to Landlord’s signage specifications attached hereto as Exhibit J and subject to Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed; provided, however, that Landlord shall permit only backlit signs on the Building. Tenant agrees to maintain such Sign in first-class condition and in compliance with all zoning and building codes throughout the Lease Term. Landlord agrees to use commercially reasonable efforts to cooperate with Tenant to obtain a variance from the City of Carmel to permit Tenant to erect an exterior sign on the Building. Upon the expiration or such earlier termination of the Lease Term, Tenant shall remove the Sign and repair all damage to the Building caused thereby. Landlord does not warrant the availability of such Sign to Tenant. Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Sign or the rights granted herein.”
          13. Brokerage Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Amendment are Duke Realty Services Limited Partnership, representing Landlord, and Resource Commercial Real Estate, representing Tenant. Each party shall indemnify the other party from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.
          14. Representations and Warranties. The undersigned represent and warrant that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; (ii) all action necessary to authorize the execution of this Amendment has been taken by such party; and (iii) the individual executing and delivering this Amendment has been properly authorized to do so, and such execution and delivery shall bind such party.
          15. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.
          16. Definitions. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.
          17. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

           IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, its general partner

	By:	/s/ Jennifer K. Burk

Jennifer K. Burk
Senior Vice President
Indiana Office

TENANT:

APRIMO INCORPORATED, a Delaware corporation

By:	/s/ William Godfrey

Printed:	William Godfrey
Title:	CEO
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

STATE OF INDIANA	)
) SS:
COUNTY OF HAMILTON	)
     Before me, a Notary Public in and for said County and State, personally appeared Jennifer K. Burk, by me known and by me known to be the Senior Vice President of Duke Realty Corporation, an Indiana corporation, the general partner of Duke Realty Limited Partnership, who acknowledged the execution of the foregoing “Third Amendment to Amended and Restated Office Lease” on behalf of said partnership.
     WITNESS my hand and Notarial Seal this 31 day of January, 2006.

/s/ Nancy R. Wilson Notary Public

(Printed Signature)

My Commission Expires:	NANCY R. WILSON
My County of Residence:	Notary Public
My Commission Expires: July 9, 2008
My County of Residence: Marion

STATE OF Indiana	Indiana	)
) SS:
COUNTY OF	Marion	)
          Before me, a Notary Public in and for said County and State, personally appeared William Godfrey by me known and by me known to be the President/CEO of Aprimo Incorporated, a Delaware corporation, who acknowledged the execution of the foregoing “Third Amendment to Amended and Restated Office Lease” on behalf of said corporation.
           WITNESS my hand and Notarial Seal this 23 of January, 2006.

/s/ Daniella S. Hughes

Notary Public

/s/ Daniella S. Hughes

(Printed Signature)

My Commission Expires: April 21, 2013 My County of Residence: Marion

EXHIBIT A-1
Relocated Space

NORTH
FOURTH FLOOR
NINE PARKWOOD
INDIANAPOLIS, IN
BASE SHEET
SCALE: NOT TO SCALE

Page 1 of 1

EXHIBIT B-1
RELOCATED SPACE IMPROVEMENTS
     1. Landlord’s Obligations. Tenant has personally inspected the Relocated Space and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Relocated Space, in a good and workmanlike manner, the Relocated Space Improvements, in accordance with this Exhibit B-1.
     2. Construction Drawings, Cost Statement and Allowance.
          (a) Promptly following the date hereof, Tenant will work with Landlord’s space planner to develop a space plan for the Relocated Space that is reasonably acceptable to Landlord (the “Space Plan”). Tenant shall deliver the Space Plan to Landlord within ten (10) days after the date of this Amendment Within twenty (20) days after Landlord’s receipt of the Space Plan, Landlord shall prepare and submit to Tenant (i) a set of construction drawings (the “CD’s”) covering all work to be performed by Landlord in constructing the Relocated Space Improvements in accordance with the Space Plan, and (ii) a statement of the cost to construct and install the Relocated Space Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a fee payable to the project’s construction manager or general contractor, and (B) such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. Tenant shall have five (5) business days after receipt of the CD’s and the Cost Statement in which to review both the CD’s and the Cost Statement and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to approve or request changes to the CD’s within five (5) business days after its receipt thereof, then Tenant shall be deemed to have approved the CD’s and the Cost Statement and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) business days of its receipt of such request submit the revised portion of the CD’s (and, to the extent applicable, the revised Cost Statement) to Tenant. Tenant may not thereafter disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s and the Cost Statement, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant Tenant shall at all times in its review of the CD’s and the Cost Statement, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the CD’s and acknowledge the Cost Statement in writing within three (3) business days following Landlord’s written request therefor. Notwithstanding anything to the contrary contained herein, in the event that the amount of the Cost Statement exceeds One Million Seventeen Thousand Five Hundred Seventy-six Dollars ($1,017,576.00) (the “ the Allowance”) prior to the execution of any Change Orders by the parties, the parties shall have an additional fifteen (15) business days to work together in good faith to revise the CD’s and the Cost Statement in an effort to reduce the amount of the Cost Statement until the amount of the Cost Statement is either equal to or less than the Allowance (the “Reconciliation Period”). Upon the expiration of the Reconciliation Period, the most recent rendition of the CD’s and Cost Statement shall be deemed finally approved by the parties.
          (b) After the Reconciliation Period, Landlord shall be solely responsible for the difference between: (i) the actual cost to construct and install the Relocated Space Improvements; and (ii) the Cost Statement, if the actual cost to construct and install the Relocated Space Improvements exceeds the amount indicated in the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), which cost of Change Orders shall be chargeable to Tenant. Tenant shall be responsible for the cost to construct and install the Relocated Space Improvements only to the extent that, because of Change Orders or revisions to the CD’s and Cost Statement approved (or deemed approved) by the parties during the Reconciliation Period, the amount indicated in the Cost Statement exceeds the Allowance (the “Excess”). Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request, an amount equal to one-half (1/2) of the Excess. Following Substantial Completion of the Relocated Space Improvements, Tenant shall pay to Landlord the remaining difference of the Excess, if any, within ten (10) days of Landlord’s request therefor. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Relocated Space Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at 15% per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), Tenant shall have the option to utilize up to One Hundred Thousand Dollars ($100,000.00) of such remainder (the “Remainder”) to cover its expenses in obtaining or installing within the Leased Premises phone or data processing or telecommunications systems, wiring, cabling, fixtures, furnishings, future Change Orders submitted by
Exhibit B-1

Tenant after Substantial Completion of the Relocated Space Improvements and/or moving expenses exceeding the amount of the Moving Allowance provided that Tenant submits to Landlord evidence that such moving expenses exceed the Moving Allowance. The entire amount of the Allowance must be used within twelve (12) months after the Relocated Space Commencement Date. Any portion of the Allowance not used within twelve (12) months after the Relocated Space Commencement Date shall be forfeited.
     3. Schedule and Early Occupancy. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Relocated Space Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Relocated Space prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Relocated Space prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures and otherwise prepare the Relocated Space for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Relocated Space Commencement Date (a) Tenant shall comply with all terms and conditions of the Lease other than the obligation to pay rent, (b) Tenant shall not interfere with Landlord’s completion of the Relocated Space Improvements,
(c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.
     4. Change Orders. Tenant shall have the right to request changes to the CD’s at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, any increase in the cost to construct the Relocated Space Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.
     5. Tenant Delay. Notwithstanding anything to the contrary contained in the Lease, if Substantial Completion of the Relocated Space Improvements is delayed beyond the Target Relocated Space Commencement Date as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Relocated Space Commencement Date, Substantial Completion of the Relocated Space Improvements shall be deemed to have occurred on the date that Substantial Completion of the Relocated Space Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Relocated Space Improvements on or before the Target Relocated Space Commencement Date.
     6. Letter of Understanding. Promptly following the Relocated Space Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit B-2 and made a part hereof, acknowledging (a) the Relocated Space Commencement Date, and (b) except for any punchlist items, that Tenant has accepted the Relocated Space. If Tenant takes possession of and occupies the Relocated Space, Tenant shall be deemed to have accepted the Relocated Space and that the condition of the Relocated Space and the Building was at the time satisfactory and in conformity with the provisions of the Lease in all respects, subject to any punchlist items.
     7. Definitions. For purposes of this Amendment (a) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Relocated Space Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Relocated Space prior to Tenant’s occupancy, as established by a certificate of occupancy for the Relocated Space or other similar authorization issued by the appropriate governmental authority, if required, and (b) “Tenant Delay” shall mean any delay in the completion of the Relocated Space Improvements attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Relocated Space by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, (iv) Landlord’s inability to obtain an occupancy permit for the Relocated Space because of the need for completion of all or a portion of improvements being installed in the Relocated Space directly by Tenant, and (v) any other act or omission of Tenant; provided, however, that “Tenant Delay” shall not include any delay relating to or resulting from the
Exhibit B-1

failure of Landlord to remedy to Tenant’s reasonable satisfaction, any item appearing on the punchlist items in Section 6 of this Exhibit B-1.
Exhibit B-1

EXHIBIT B-1

CUBE COUNT 154
OFFICE COUNT 45
Duke
APRIMO
9 PARKWOOD FOURTH FLOOR
INDIANAPOLIS, INDIANA
CSO SCHENKEL SHULTZ
SPACE PLAN #5
SCALE: 3/32" = 1'-0"
11/17/05

Exhibit B-1
Page 4 of 4

EXHIBIT B-2
LETTER OF UNDERSTANDING
Duke Realty Limited Partnership
Attention:                                           , Property Manager
600 East 96th Street, Suite 100
Indianapolis, IN 46240

RE:	Amended and Restated Office Lease dated February 6,2004, as amended by instruments dated January 10, 2005, August 23, 2005 and ____ (collectively, the “Lease”) between Duke Realty Limited Partnership, an Indiana limited partnership (“Landlord”) and Aprimo, Incorporated, a Delaware corporation (“Tenant”) for the Leased Premises located at 900 East 96th Street, Suite 400, Indianapolis, Indiana 46240 (the “Leased Premises”).
     Dear                                            :
           The undersigned, on behalf of Tenant, certifies to Landlord as follows:
1.	The Relocated Space Commencement Date under the Lease is .

2.	The Relocated Space rent commencement date is .

3.	The expiration date of the Lease is .

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	The Landlord has completed the improvements designated as Landlord’s obligation under the Third Amendment of Amended and Restated Office Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Relocated Space as of the Relocated Space Commencement Date.

6.	To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.
           IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this       day of                      , 2006.

APRIMO, INCORPORATED, a Delaware corporation

By:
Printed Name:

Title:

Exhibit B-2

EXHIBIT D-1
IRREVOCABLE LETTER OF CREDIT
Duke Realty Limited Partnership
3950 Shackleford Road, Suite 300
Duluth,GA 30096-8269
Attention: General Counsel
Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Chief Financial Officer
Ladies and Gentlemen:
     At the request and on the instructions of our customer,                      (the “Applicant”), we hereby establish this Irrevocable Letter of Credit No.(the “Letter of Credit”) in the amount of $                       in your favor. This Letter of Credit is effective immediately and expires on                      . This Letter of Credit will be automatically renewed (without amendment) for additional one (1) year periods unless we provide at least sixty (60) days’ notice to you (at both addresses set forth above) by certified mail or national courier service that we elect not to renew this Letter of Credit for such additional period. No extension will be granted, however, which extends the maturity date of this Letter of Credit beyond                                            [usually 10 years, but at a minimum, 90 days after the end of the lease term].
     Funds under this Letter of Credit will be made available to you upon receipt by us of (1) a sight draft in the form of Annex A attached hereto executed by you and (2) a drawing certificate in the form of Annex B attached hereto executed by you.
     Presentation of any such sight draft and drawing certificate shall be made at our office located at [PRESENTATION OFFICE ADDRESS], Attention:                                           , telecopy number (      )                     , during our banking hours of       a.m., Eastern Time to       p.m., Eastern Time. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate sight draft and drawing certificate to the preceding address and telecopy number.
     If a sight draft and drawing certificate are presented hereunder by sight or by facsimile transmission as permitted hereunder, by 11:00 a.m., Eastern Time, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m.. Eastern Time, on the same day. If a sight draft and a drawing certificate are presented by you hereunder after the time specified above, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Time, on the next business day. If a demand for payment made by you hereunder does not conform to the terms and conditions of this Letter of Credit, we shall give you notice within one (1) business day after our receipt of the non-conforming demand, stating the reasons of such non-conformity and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.
     Partial drawings are allowed under this Letter of Credit. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Applicant, or pledged with or for our account by the Applicant.
     This Letter of Credit is transferable and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. Transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us of the original of this Letter of Credit accompanied by a certificate in the form of Annex C. Upon such presentation we shall transfer the same to your transferee or, if so requested by your transferee, issue a letter of credit to your transferee with provisions consistent with, and substantially the same as, this Letter of Credit. Such transfer of this Letter of Credit shall be at no cost to you.
Exhibit D-1

     This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”), which is incorporated into the text of this Letter of Credit by this reference. This Letter of Credit shall be deemed to be issued under the laws of the State of Indiana and shall be governed by and construed in accordance with the law of the State of Indiana with respect to matters not governed by the Uniform Customs and matters on which the Uniform Customs and the laws of the State of Indiana are inconsistent.

Very truly yours, [ISSUING BANK]

By:
Name:

Title:

Exhibit D-1

ANNEX A
SIGHT DRAFT
[Date]
At Sight
     Pay to the order of Duke Realty Limited Partnership the sum of                                          and      /100 Dollars ($                      ) drawn on [ISSUING BANK], as issuer of its Irrevocable Letter of Credit No.                       dated                      , 20     .

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, its General Partner

By:
Name:

Title:

Exhibit D-1

ANNEX B
DRAWING CERTIFICATE
[Date]
[ISSUING BANK]
[ADDRESS]
Attention:

Re:	Irrevocable Letter of Credit No. (the “Letter of Credit”) For the Account of (the “Applicant”)
Ladies and Gentlemen:
The undersigned, Duke Realty Limited Partnership (the “Beneficiary”) hereby certifies that:
     1) The Beneficiary is the lessor under that certain       Lease dated                     , 20      , as amended, between the Beneficiary, as lessor, and the Applicant, as lessee (the “Lease”).
     2) The Beneficiary is entitled to payment under the Letter of Credit in the amount of $                     by reason of the following condition (mark only one):
___ The Applicant has defaulted under the Lease.
___ The expiration date of the Letter of Credit is less than [30] days from the date of this Certificate.
3)	Please direct payment under the Letter of Credit by wire transfer to:
[Depository Bank]
[Depository Bank Address]
ABA No.
Acct. No.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, its General Partner

By:
Name:

Title:

Exhibit D-1

ANNEX C
NOTICE OF TRANSFER
[Date]
[ISSUING BANK]
[ADDRESS]
Attention:

Re:	Irrevocable Letter of Credit No (the “Letter of Credit”) For the Account of
Ladies and Gentlemen:
     You are hereby directed to transfer and endorse the Letter of Credit to                      (the “Transferee”) or to issue in accordance with the terms of the Letter of Credit, a new letter of credit to the Transferee having the same terms as the Letter of Credit.
     We submit herewith for endorsement or cancellation the original of the Letter of Credit.

Very truly yours,

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, its General Partner

By:
Name:

Title:

Exhibit D-1

EXHIBIT I

Refusal Space

NORTH
THIRD FLOOR
NINE PARKWOOD
SCHENKEL SHULTZ
BASE SHEET
SCALE: NOT TO SCALE
11/17/05

+/- 10,000 SF
Exact SF TBD

EXHIBIT J
Parkwood Crossing
Signage Specifications
Tenant will not erect any signs except in conformity with the following policy.
A.	Building Sign Requirements
1.	All signs will be constructed of individual letters, internally illuminated either behind a cas/ acrylic (day/night) translucent face material or reverse illuminated with clear acrylic on the backside of the letter to protect the neon. All cans to be painted black. The style of the letters may be restricted to ensure uniformity and maintain sufficient separation and contrast among Tenants. All trim caps and returns shall be black. Anything other than black is subject to the Landlord’s approval. Each Tenant’s customary signature will be requested.

2.	The size of all Tenants’ signs shall be limited and shall be centered within the limits of the Tenants’ designated area and shall not project more than six inches (6”) beyond the fascia of signing area and will conform to the following criteria:
A.	Sign size must meet the City of Carmel’s requirements for sq. ft, color specifications and fabrication for the area.

B.	All permitting and filing fees will be the responsibility of the Tenant.

C.	Maximum Length — Shall be limited to 75% of length of sign area per City of Carmel’s sign requirements.

D.	Maximum Height — One (1) line of copy three feet (3’); two (2) lines four feet (4’) from top of upper line to bottom of lower line.

E.	Tenant logos cannot exceed more than 25% of the sq footage of the signage allowed.

F.	Logo colors will be approved on a tenant- by- tenant basis.

G.	Landlord reserves the right to accept or deny any signage approval whether limited by the criteria or not
3.	No exposed raceways, neon tubes, ballast boxes or electrical transformers will be permitted. Sign company names or stamps are to be placed on the topside of the letters, not visible from the ground.

4.	Painted or printed signs on the exterior surface of any building, including paper signs, stickers or banners are not permitted.

5.	Signs with clear face material or exposed neon are not permitted.

6.	Sign company must remove chalk lines upon installation. If not removed, Landlord will remedy and invoice Tenant for removal.

7.	Signs shall not be placed on canopy roofs extending above the building’s root placed on penthouse walls, or placed so as to project above the parapet, canopy or top of the wall upon which it is mounted.

8.	Signs shall not be placed perpendicular to the building.

9.	Sign company must notify Landlord 48 hours prior to installation with Certificate of Insurance

10.	No occupant shall have an exterior sign that identifies leased departments and/or concessionaires operating under the occupant’s business or trade name, nor shall such sign identify specific brands or products for sale or services offered within a business establishment, unless such identification is used as part of the occupant’s trade name.
B.	OTHER SIGNS PERMITTED
1.	Landlord shall apply suite labels on Tenant door consistently throughout the
Exhibit J

building. Landlord must approve all other signage.
2.	Paper or cardboard signs, temporary signs (exclusive of professionally prepared temporary signs), stickers or decals must be approved by the landlord.
C.	MONUMENT SIGNS
Landlord will provide individual letters on a double-faced ground monument sign. Tenant name will conform to all others on the same monument.
D.	TENANT RESPONSIBILITY FOR EXTERIOR BUILDING SIGN
1.	Tenant shall submit name of Tenant’s sign contractor and three (3) complete sets of drawings to Landlord for written approval before fabrication.

2.	Sign drawings will include elevation view of building showing sign dimensions of height of letters and length of sign and color sample of sign panel, and cross section view through sign letter showing the dimensioned projection of the face of the letter from the face of the sign panel.

3.	Tenant shall lawfully erect sign at its own risk and expense, including final electrical connection.

4.	All signs, including installation, will comply with all local building and electrical codes.

5.	Tenant shall maintain signs in good repair at all times.

6.	Upon vacating, Tenant shall remove all signs and repair all damaged caused by such removal.
WARNING: Landlord shall have NO RESPONSIBILTY WHATSOEVER for any cost, expense or loss arising out of or in condition with orders for or construction, fabrication or refabrication of signs, whether or not in conformity with these sign criteria. A permit for erection of desired signage otherwise in conformity with this sign criteria must first be obtained from the appropriate governing authority for compliance with its sign criteria before proceeding with orders for or construction, fabrication or refabrication of any signs.
Exhibit J